Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the incorporation by reference, in this Registration Statement of Destination Television, Inc. on Form S-8, of my report dated February 13, 2007, as of and for the year ended October 31, 2006, appearing in Form 10-KSB for the period ended October 31, 2007.

Michael F. Cronin, CPA
Orlando, Florida

/s/ Michael F. Cronin

Michael F. Cronin
February 21, 2008